CyberDefender Corporation Announces Third Quarter 2010 Financial Results: Revenue Growth of 188% Year-Over-Year and 31% Quarter-over-Quarter

Gross sales (a non-GAAP measure) grew to a record $18.6 million for third quarter 2010

LOS ANGELES, November 8, 2010 -- CyberDefender Corporation [NASDAQ: CYDE], a provider of Internet security software, utilities and Live PC Support services that work together to maximize online safety for consumers, today announced financial results for its third quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•	3Q10 GAAP revenue growth of 188% year-over-year and 31% quarter-over-quarter to a record $12.7 million
•	3Q10 gross sales (a non-GAAP measure) of $18.6 million versus $6.7 million in 3Q09, growth of 175% year-over-year and 49% quarter-over-quarter
•	Tenth sequential quarter of revenue growth
•	Increase in domestic call center agents to approximately 425 as of September 30, 2010
•	Recently signed 12-month extension to marketing services agreement with GR Match LLC, an affiliate of Guthy-Renker LLC
•	Decrease in advertising spend as a percentage of gross sales to 31% from 47% in the year ago quarter and 42% in the preceding quarter

CyberDefender Chief Executive Officer Gary Guseinov stated, “Our sales growth rates for the third quarter showcase CyberDefender’s increasing market share in the cyber security arena and our emerging leadership position in the tech-on-call space.  The continuing success of our offline marketing campaigns and increasing percentage of multi-year contracts in our sales mix are key contributors to our growth, while recent infrastructure improvements including our migration to new and improved e-commerce, IVR and CRM platforms are already generating value by supporting higher transaction volumes and improved sales conversions.

“This year’s investment in capacity to support scale is an extremely important aspect of our strategy,” Mr. Guseinov continued.  “We completed the transfer of all new inbound sales calls from our offshore call center to our onshore call center operations during the third quarter and immediately recognized improved sales conversion rates as a result of that switch, achieving a dramatic improvement in the ratio of gross sales to advertising spend. Overall, our third quarter results affirm the progress we’ve made in optimizing customer acquisition while enhancing customer satisfaction and building revenue per customer.”

Results for the Quarter Ended September 30, 2010

GAAP revenues for the third quarter of 2010 grew 188% to $12.7 million, compared to $4.4 million in the same quarter of 2009.  Gross sales grew 175% to $18.6 million for the third quarter, compared to $6.7 million in the same quarter of 2009. The company defines gross sales (a non-GAAP measure) as GAAP revenues before refunds and before deferring revenue for GAAP purposes (see disclosure regarding use of non-GAAP measures and reconciliation to GAAP below).

Cost of sales was $5.8 million for the third quarter of 2010 compared to $1.0 million for the third quarter of 2009.  The increase was primarily attributable to the expansion of internal and external call center operations to support increased sales of technical support services.

Gross profit for the third quarter of 2010 increased 103% to $6.9 million, or 54.0% of net sales, compared to $3.4 million, or 77.0% of net sales, in the same quarter of 2009.  The decreased gross margin percentage reflects the company’s transition from its third party revenue share call center to its internal call center operations.  Gross profit as a percentage of revenue is expected to increase over time as the company recognizes deferred revenue from prior quarters, achieves scale in call center sales, and as GAAP revenue growth exceeds that of variable costs.

Operating loss was $2.9 million in the third quarter of 2010 compared with an operating loss of $2.7 million for the same quarter of 2009.  This increase in operating loss can be primarily attributed to the transitional impact to gross margins related to the expansion of our call center operations onshore and should improve as the recognition of deferred revenue offsets call center costs, which are expensed as incurred.

Net loss for the third quarter of 2010 was $5.0 million or $0.18 per share, compared with a net loss of $3.6 million or $0.15 per share in the same quarter of 2009.  This increase in net loss is primarily attributable to a $1.2 million year-over-year increase in non-cash interest expense related to the valuation of warrants issued to a strategic partner.

CyberDefender ended the quarter with record deferred revenue of $14.2 million and unrestricted cash of $2.8 million.

Results for the Nine Months Ended September 30, 2010

GAAP revenues for the first nine months of 2010 grew 182% to $31.9 million, compared to $11.3 million in the same period of 2009.  Gross sales (a non-GAAP measure) grew 123% to $42.8 million for the first nine months of 2010, compared to $19.2 million in same the same period of 2009.

Gross profit in the first nine months of 2010 grew 114% to $18.9 million, compared to $8.9 million in the same period of 2009.

The company reported an operating loss of $5.9 million in the first nine months of 2010, compared with an operating loss of $10.5 million in the same period of 2009.

Net loss for the first nine months of 2010 was $11.8 million or $0.45 per share, compared with a net loss of $13.2 million, or $0.64 per share in the same period of 2009.

CyberDefender Chief Financial Officer Kevin Harris stated, “Our improvement in advertising spend as a percentage of gross sales is an important measure of our success as it indicates that we are increasing revenue per order and increasing the efficiency with which we acquire customers.  As we’ve become substantially more efficient in our operations, we have reduced cash burn by 23% year-to-date over last year and are now approaching operating cash flow breakeven, which we expect to achieve by the end of 2010.”

Fourth Quarter 2010 Revenue Targets

GAAP revenues for the fourth quarter of 2010 are expected to be $13.5 million to $15.0 million.  Gross sales for the fourth quarter of 2010 are expected to be $20.0 million to $21.5 million.

Non-GAAP Financial Measures

Gross sales are a non-GAAP measure that we use in assessing our operating performance.  We define gross sales as total sales before refunds and before deferring revenue for GAAP purposes.  We use this non-GAAP financial measure frequently because we believe it gives a better indication of our operating performance and the profitability of our marketing initiatives.  We include this non-GAAP financial measure in our earnings announcements in order to provide transparency to our investors and enable investors to better understand our operating performance.  However, gross sales alone should not be used to assess our financial performance or to formulate investment decisions.

The following is a reconciliation of gross sales to net GAAP revenue for the periods ended September 30, 2010 and 2009:

Non-GAAP Reconciliation	3 Months	3 Months	9 Months	9 Months
	Q3 2010	Q3 2009	Q3 2010	Q3 2009
Gross Sales	18,560	6,742	42,802	19,164
Less: Refunds	(3,732)	(798)	(7,482)	(2,755)
Less: Change in deferred revenue	(2,082)	(1,517)	(3,384)	(5,103)
Net revenue	12,746	4,427	31,936	11,306

The following is a reconciliation of GAAP advertising expense to reported advertising spend for the quarters ended September 30, 2010 and 2009, and June 30, 2010:

Non‐GAAP Reconciliation	3 months	3 months	3 months
	Q3 2010	Q3 2009	Q2 2010
GAAP Advertising Expense	4,328	3,545	3,407
Less: Indirect Costs	(287)	(367)	(308)
Less: Change in Capitalized costs	1,764	2,101	‐
Advertising Spend	5,805	3,178	5,200

Conference Call Information

CyberDefender will host a conference call to discuss third quarter 2010 results today, Monday, November 8, 2010 at 1:30 pm PT/4:30 pm ET.

To access the live conference call, dial (877) 407-9210 (toll free) and give the company name, "CyberDefender." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. For those unable to participate in the live conference call, a replay of the conference call will be available (starting two hours after the call) by dialing (877) 660-6853 and entering the following account #: 286 and conference ID #: 359740. International callers may access the replay by calling (201) 612-7415 and entering the pass code above.

To listen to the live webcast, logon using the link provided in the events section of the company's website: www.cyberdefendercorp.com.  An instant replay of the conference call will be available over the Internet at the same web address.

About CyberDefender

CyberDefender Corporation [NASDAQ: CYDE] is a provider of Internet security software, utilities and Live PC Support services that work together to ensure maximum safety for consumers in a digital world. The company develops and markets antispyware/antivirus software and remote, live tech support services. In addition, CyberDefender offers identity protection and computer optimization services. With millions of active users on its cloud based Collaborative Internet Security Network, CyberDefender leverages the power of community to protect its customers from the rapidly growing number of new online threats every year. CyberDefender products are fully compatible with Microsoft's XP, Vista, and 7 Operating systems. All products are available at www.cyberdefender.com. IR Site: www.cyberdefendercorp.com.

Forward Looking Statements

Statements in this public announcement that are not statements of historical or current fact, including any statement regarding future growth and profitability, and future revenue targets, constitute "forward-looking statements" under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause CyberDefender's actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Factors that could cause CyberDefender's results to be materially different from the forward-looking statements include whether CyberDefender will be able to find financing as required and whether CyberDefender's revenues eventually will exceed its expenses. The forward-looking statements also are subject generally to other risks and uncertainties that are described from time to time in CyberDefender's reports and registration statements filed with the Securities and Exchange Commission, which are available for review at www.sec.gov.

Contacts

Public Relations:
The Bohle Company
Luis Levy
(310) 785-0515 ext. 204
Luis@bohle.com

Investor Relations:
The Piacente Group
Kristen McNally
Lee Roth
(212) 481-2050
IR@CyberDefender.com
IR Site: www.CyberDefenderCorp.com

- tables to follow -

CYBERDEFENDER CORPORATION CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2010	2009 (1)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash	$2,806	$3,358
Restricted cash	2,520	1,566
Accounts receivable, net	1,554	489
Prepaid expenses	410	494
Capitalized direct response advertising costs	7,850	2,313
Deferred charges, current	1,812	3,316

Total Current Assets	16,952	11,536

PROPERTY AND EQUIPMENT, net	1,717	243
DEFERRED CHARGES, net of current portion	452	610
OTHER ASSETS	281	115

Total Assets	$19,402	$12,504

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$7,850	$4,893
Accrued expenses	1,009	862
Deferred revenue, current	10,790	9,662
Capital lease obligations, current	116	9

Total Current Liabilities	19,765	15,426

DEFERRED RENT	361	66
DEFERRED REVENUE, less current portion	3,373	1,117
CONVERTIBLE NOTES PAYABLE, net of discount	4,513	1,593
CAPITAL LEASE OBLIGATIONS, less current portion	170	10

Total Liabilities	28,182	18,212

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	-	-
Common stock, par value $0.001; 100,000,000 shares authorized; 27,034,651 and 25,673,967 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	27	26
Additional paid-in capital	41,738	33,058
Accumulated deficit	(50,545)	(38,792)

Total Stockholders’ Deficit	(8,780)	(5,708)
Total Liabilities and Stockholders’ Deficit	$19,402	$12,504
(1)               Derived from audited financial statements

CYBERDEFENDER CORPORATION CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009
	(In thousands, except share data)
REVENUES:
Net sales	$12,746	$4,427	$31,936	$11,306

COST OF SALES	5,834	1,018	13,003	2,452

GROSS PROFIT	6,912	3,409	18,933	8,854

OPERATING EXPENSES:
Advertising	4,328	3,545	10,803	10,697
Product development	742	465	2,458	1,130
General and administrative	4,730	2,103	11,495	7,486
Depreciation and amortization	52	9	127	29
Total Operating Expenses	9,852	6,122	24,883	19,342

LOSS FROM OPERATIONS	(2,940)	(2,713)	(5,950)	(10,488)

OTHER INCOME/(EXPENSES):
Change in the value of derivative liabilities	-	-	-	109
Interest expense, net	(2,036)	(843)	(5,803)	(2,809)
Total Other Expenses, net	(2,036)	(843)	(5,803)	(2,700)

NET LOSS	$(4,976)	$(3,556)	$(11,753)	$(13,188)

Basic and diluted net loss per share	$(0.18)	$(0.15)	$(0.45)	$(0.64)

Weighted Average Shares Outstanding:
Basic and diluted	27,027,189	23,619,718	26,408,814	20,688,198

(1)	Derived from audited financial statements